Exhibit 10.3
For Awards for Named Executive Officers and
Certain Executive Officers of ACGL and subsidiaries

ARCH CAPITAL GROUP LTD.
Non-Qualified Stock Option Agreement
FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Arch Capital Group Ltd. (the “Company”), a Bermuda company, hereby grants to
[insert name], an employee of the Company on the date hereof (the “Option Holder”), the option to purchase common shares, $0.0011 par value per share, of the Company (“Shares”), upon the following terms:
WHEREAS, the Option Holder has been granted the following award under the Company’s Amended and Restated [insert year of Plan] Long Term Incentive and Share Award Plan (the “Plan”);
(a)Grant. The Option Holder is hereby granted an option (the “Option”) to purchase [insert number of option shares] Shares (the “Option Shares”) pursuant to the Plan, the terms of which are incorporated herein by reference. The Option is granted as of [insert date] (the “Date of Grant”) and such grant is subject to the terms and conditions herein and the terms and conditions of the applicable provisions of the Plan. This Option shall not be treated as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended. In the event of any conflict between this Agreement and the Plan, the Plan shall control.
(b)Status of Option Shares. Upon issue, the Option Shares shall rank equally in all respects with the other Shares.
(c)Option Price. The purchase price for the Option Shares shall be, except as herein provided, $[insert price] per Option Share, hereinafter sometimes referred to as the “Option Price,” payable immediately in full upon the exercise of the Option.
(d)Term of Option. The Option may be exercised only during the period (the “Option Period”) set forth in paragraph (f) below and shall remain exercisable until the tenth anniversary of the Date of Grant. Thereafter, the Option Holder shall cease to have any rights in respect thereof. The right to exercise the Option shall be subject to sooner termination as provided in paragraph (j) below.
(e)No Rights of Shareholder. The Option Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or in equity.
(f)Exercisability. Except as otherwise set forth in paragraph (j) below, the Option shall become exercisable in three equal annual installments on the first, second and third anniversaries of the Date of Grant, in each case subject to paragraph (j) below. Subject to paragraph (j) below, the Option may be exercised at any time or from time to time during the Option Period in regard to all or any portion of the Option which is then exercisable, as may be adjusted pursuant to paragraph (g) below.
(g)Anti-dilution Adjustment. For the avoidance of doubt, the terms of Section 4(c) of the Plan, relating to anti-dilution adjustments, will apply to the Option.

(h)Nontransferability. The Option, or any interest therein, may not be assigned or otherwise transferred, disposed of or encumbered by the Option Holder, other than by will or by the laws of descent and distribution. During the lifetime of the Option Holder, the Option shall be exercisable only by the Option Holder or by his or her guardian or legal representative. Notwithstanding the foregoing, the Option may be transferred by the Option Holder to members of his or her “immediate family” or to a trust or other entity established for the exclusive benefit of solely one or more members of the Option Holder’s “immediate family.” Any Option held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to the transfer, except that the Option will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, “immediate family” means the Option Holder’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in laws, and relationships arising because of legal adoption.
(i)Exercise of Option. In order to exercise the Option, the Option Holder shall, in the manner directed by the Company, specify the whole number of Option Shares in respect of which the Option is being exercised, accompanied by payment, in a manner acceptable to the Company (which shall include a broker assisted exercise arrangement), of the Option Price for the Option Shares for which the Option is being exercised. Payment to the Company in cash or Shares already owned by the Option Holder (provided that the Option Holder has owned such Shares for a minimum period of six months or has purchased such Shares on the open market) and having a total Fair Market Value equal to the exercise price, or in a combination of cash and such Shares, shall be deemed acceptable for purposes hereof. In addition, in lieu of making payment of the exercise price of the Option and receiving the number of Shares for which the Option is being exercised as described above, the Option Holder may instead elect to exercise the Option by making no cash exercise price payment but having the Company issue to the Option Holder the number of Shares (rounded down to the nearest whole number) equal to the net result obtained by (A) subtracting the exercise price per Share from the Fair Market Value per Share on the date of exercise, (B) multiplying the difference by the number of Shares for which the Option is being exercised, and (C) dividing the product by the Fair Market Value per Share on the date of exercise. For the avoidance of doubt, if the calculation in the immediately preceding sentence results in a negative number, no Shares will be issued upon exercise. Option Shares will be issued accordingly by the Company, and a share certificate dispatched or electronic delivery of such Option Shares to the Option Holder within 30 days.
The Company shall not be required to issue fractional Shares upon the exercise of the Option. If any fractional interest in a Share would be deliverable upon the exercise of the Option in whole or in part but for the provisions of this paragraph, the Company, in lieu of delivering any such fractional share therefor, shall pay a cash adjustment therefor in an amount equal to their Fair Market Value multiplied by the fraction of the fractional share which would otherwise have been issued hereunder. Anything to the contrary herein notwithstanding, the Company shall not be obligated to issue any Option Shares hereunder if the issuance of such Option Shares would violate the provision of any applicable law, in which event the Company shall, as soon as practicable, take whatever action it reasonably can so that such Option Shares may be issued without resulting in such violations of law.
(j)Termination of Service.
1.In the event the Option Holder ceases to be an employee of the Company due to the Option Holder’s death or Permanent Disability (as defined in the Company’s Incentive Compensation Plan on the date hereof), the Option, to the extent not already exercisable in full, shall become immediately exercisable in full and shall continue to be exercisable by the Option Holder (or the Option Holder’s Beneficiary or estate in the event of the Option Holder’s death)

for a period of three years following such termination of employment (but not beyond the Option Period).
2.In the event of termination of employment (other than by the Company for Cause, as such term is defined in the Company’s Incentive Compensation Plan on the date hereof and other than as set forth in paragraphs (j)(1) or (j)(3) hereof) after the attainment of Retirement Age (as defined in the Company’s Incentive Compensation Plan on the date hereof), the Option shall continue to become exercisable on the schedule set forth in paragraph (f) above so long as the Option Holder does not, without the written consent of the Company, engage in any activity in competition with any activity of the Company or any of its Subsidiaries other than (i) serving on the board of directors (or similar governing body) of another company or (ii) serving as a consultant for no more than 26 weeks per calendar year providing services that do not, in whole or in part, relate to the business or operations of an insurance or reinsurance company (“Competitive Activity”) and shall continue to be exercisable by the Option Holder (or the Option Holder’s Beneficiary or estate in the event of the Option Holder’s death) for the remainder of the Option Period. In the event the Option Holder engages in a Competitive Activity, (A) the Option, to the extent then exercisable, may be exercised for 30 days following the date on which the Option Holder engages in such Competitive Activity (but not beyond the Option Period) and (B) the Option, to the extent then not exercisable, shall be immediately forfeited.
3.In the event of a Change in Control (as defined in the Plan) in connection with which the Option is assumed by the surviving entity or otherwise equitably converted or substituted in connection therewith in a manner approved by the Committee or the Board and after which the Option Holder ceases to be an employee of the Company due to termination (A) by the Company not for Cause or (B) by the Option Holder for Good Reason (as defined below), in either case, on or before the second anniversary of the occurrence of the Change in Control, the Option, to the extent not already exercisable in full, shall become immediately exercisable in full and shall continue to be exercisable by the Option Holder for a period of 90 days following such termination of employment (but not beyond the Option Period). “Good Reason” shall have the meaning given to such term in any existing employment agreement between the Option Holder and the Company or Subsidiary as in effect on the date of grant of this Option or, in the absence of such an existing employment agreement in effect on the date of grant defining such term, it shall mean, without the Option Holder’s written consent, (a) the material diminution of any material duties or responsibilities of the Option Holder without the same being corrected within thirty (30) days after being given written notice thereof; or (b) a material reduction in the Option Holder’s base salary without the same being corrected within thirty (30) days after being given written notice thereof.
4.In the event that the Option Holder ceases to be an employee of the Company for any other reason, except due to a termination of the Option Holder’s employment by the Company for Cause, (A) the Option, to the extent then exercisable, may be exercised for 90 days following termination of employment (but not beyond the Option Period) and (B) the Option, to the extent then not exercisable, shall be immediately forfeited.
5.In the event of a termination of the Option Holder’s employment for Cause, the Option shall immediately cease to be exercisable and shall be immediately forfeited.
6.For purposes of this Option, service with any of the Company’s Subsidiaries (as defined in the Plan) shall be considered to be service with the Company.
(k)Change in Control; Option Not Assumed. Notwithstanding any provision of this Agreement to the contrary, upon the occurrence of a Change in Control in connection with which the Option is not assumed by the surviving entity or otherwise equitably converted or substituted in connection therewith in a manner approved by the Committee or the Board, the Option shall vest in full on the effective date of the Change in Control.
(l)Obligations as to Capital. The Company agrees that it will at all times maintain authorized and unissued share capital sufficient to fulfill all of its obligations under the Option.
(m)Transfer of Shares. The Option, the Option Shares, or any interest in either, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable United States federal and state securities laws and the terms and conditions hereof.
(n)Expenses of Issuance of Option Shares. The issuance of stock certificates or the electronic delivery of Option Shares upon the exercise of the Option in whole or in part, shall be without charge to the Option Holder. The Company shall pay any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the exercise of the Option in whole or in part or the resulting issuance of the Option Shares.
(o)Withholding. No later than the date of exercise of the Option granted hereunder, the Option Holder shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Option Holder, federal, state and local taxes of any kind required by law to be withheld upon the exercise of such Option.
(p)References. References herein to rights and obligations of the Option Holder shall apply, where appropriate, to the Option Holder’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Option.
(q)Notices. Any notice required or permitted to be given under this agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:
        If to the Company:

        Arch Capital Group Ltd.:
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attn: Secretary

If to the Option Holder:

The last address delivered to the Company by the Option Holder in the manner set forth herein.

(r)Governing Law. This agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflict of laws thereof.
(s)Entire Agreement. This agreement and the Plan constitute the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this agreement and the Plan.
(t)Counterparts. This agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have executed this agreement as of the Date of Grant.

ARCH CAPITAL GROUP LTD.

By:
Name:
Title:

Name:

By accepting this grant on-line, I hereby acknowledge that I have read and agree to the terms and conditions of the grant and of the Amended and Restated [insert year of Plan] Long Term Incentive and Share Award Plan (“Plan”) and that this shall constitute the same as my written signature.  I also acknowledge that I have received a copy of the Plan Prospectus.  Copies of the Plan and Plan Prospectus can be found in the “Messages” link of your account at Charles Schwab.